Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Record Fourth Quarter 2016 Results

Q4 Net Revenue rose 23% to $8.2 million – Net Income increased 172% to $1.2 million

FAIRPORT HARBOR, Ohio – February 27, 2017 – OurPet's Company (OTCQX: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported record fourth-quarter revenue of $8.2 million, an increase of 23% compared to revenue of $6.6 million reported in the same period of 2015. Net income for the fourth quarter ended December 31, 2016, increased 172% to $1,227,711 or $0.06 per share, compared to $450,592 or $0.02 per share, for the same period of 2015.

Steve Tsengas, President and CEO stated, “The fourth quarter of 2016 was the best in the history of our Company. We capitalized on a strong pipeline, drove revenues, increased margins, and boosted profits. Performance was strong across channels as well. In the fourth quarter, our Pet Specialty channel revenue grew 30%, and our Food, Drug and Mass (FDM) channel revenue grew 17%, each setting new records. Toys and accessories led our category revenue growth, with quarter-over-quarter growth of 41%. This performance was fueled by increases in electronic cat toys such as the “Catty Whack® and Fly By Spinner Toy®, as well as our other innovative cat and catnip toys.

“Revenue for the year increased 13.6% led by 14% growth in the Food, Drug and Mass (FDM) retail channel followed by 8% growth in Pet Specialty. E-Commerce sales for the fourth quarter were down 4%, but up 3% for the year compared to prior year’s sales. The E-Commerce channel is an area with tremendous growth potential and we will continue our strategic investments to increase our competitiveness in that channel.”

“Our Gross Profit margin for the 2016 fourth quarter increased to over 35% from 32% in the prior-year period. We also effectively managed our inventory, reducing it by over $900,000 compared to December 31, 2015. By keeping our overhead low, our bottom line reflected the benefits of better fixed cost absorption.

“Our growth coupled with our strong operating discipline resulted in record Earnings per Share, both in the quarter and for the year. In the fourth quarter of 2016, we earned $0.06 per share, compared to $0.02 per share in the year-ago quarter. And for the full year 2016, we earned $0.11 per share, compared to $0.07 per share in the year-ago quarter.”

Dr. Tsengas continued, “Our dual brand strategy has allowed us to offer differentiated products to both the Pet Specialty and the FDM channels. A major Pet Specialty retailer is currently testing the OurPet’s brand in hundreds of stores. This opens the opportunity for many of these products to become “in-line” across all stores. Our largest FDM retailer is adding a number of our new cat toy products.”

“In 2016, approximately 10% of our revenues were derived from new products. We believe new products will always be fundamental to our growth strategy, and so innovation is at the core of our corporate identity. We have introduced numerous new products this year and we remain very excited about their potential in the marketplace. These include our Switchgrass BioChar® natural cat litter and our Intelligent Pet Care (IPC) line that features a family of automatic products with Blue Tooth cell phone monitoring of the pet’s health through their use of our IPC SmartScoop litterbox, IPC Feeder and our IPC Waterer. The new product pipeline continues to be very robust and we have several new electronic cat toys that are scheduled be introduced nationally this spring through As Seen on TV. Lastly, we continue to develop our partnership with Paulee Cleantec Ltd.,whereby we plan to commercialize the patented technology for safely and conveniently eliminating pet waste.”

Dr. Tsengas concluded, “In 2016 we achieved our overall strategy of double-digit revenue and net income growth by developing and launching proprietary, innovative products and entering attractive new market segments.” We believe that as we continue to innovate, build retailer relationships, and deliver great products to our customers, we will continue to set records in 2017 and beyond.”

2016 Fourth-Quarter Results

Net revenue increased 23.3% to $8,197,370 for the fourth quarter versus revenues of $6,648,394 for the same period last year. The approximate $1.5 million increase was due to strong sales in both the Pet Specialty and Food, Drug and Mass channels.

Gross profit for the fourth quarter 2016 increased 36.7% to $2,905,429 compared to $2,124,922 for the prior year’s comparable period. Gross profit margin increased to 35.4% from 32.0% for the same quarter in 2015.

Net income increased 172.5% to $1,227,711 compared to $450,592 for the fourth quarter of 2015. Net income per diluted share increased to $0.06 compared to $0.02 a year ago, based on weighted average shares of 20,187,339 for the current quarter compared to a weighted average of 19,377,512 shares for the same period a year ago.

2016 Full Year Results

Net revenue for the full 2016 year increased 13.6% to $27,070,160 versus revenues of $23,819,189 reported for the same period last year. The year-over-year increase was due to strong sales in both the Food, Drug, and Mass (FDM) and Pet Specialty channels.

Gross profit increased 16% to $8,752,599 for the full 2016 year versus $7,549,513 for the prior year.

Net income for the 2016 year increased 60.4% to $2,144,593 compared to $1,336,912 for the previous year. Net income per diluted share for 2016 increased to $0.11 from $0.07 last year based on weighted average shares of 20,134,777 in 2016 compared to 19,262,742 weighted average shares in 2015.

During 2016, we reduced total debt by $2,089,555 or 30% while the current ratio improved to 7.35 from 5.30 from the previous year.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com.

Forward-Looking Statements

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s filings with the Securities and Exchange Commission. For further information, contact:

Contacts

OurPet’s Company
Dr. Steven Tsengas, CEO

(440) 354-6500, x111

Alpha IR Group

Chris Donovan or Steve Calk

(312) 445-2870

OPCO@alpha-ir.com

OURPET'S COMPANY AND SUBSIDIARIES

 CONSOLIDATED OPERATING RESULTS

	For the Years Ended		For the Quarter Ended
	December 31,		December 31,
	2016 2015		2016 2015

Net revenue	$27,070,160	$23,819,189	$8,197,370	$6,648,394
Cost of goods sold	18,317,561	16,269,676	5,291,941	4,523,472
Gross profit on sales	8,752,599	7,549,513	2,905,429	2,124,922

Selling, general and administrative expenses	6,069,145	5,389,897	1,658,909	1,393,106

Income from operations	2,683,454	2,159,616	1,246,520	731,816

Other (income) and expense, net	(101,786)	(43,623)	(43,193)	(3,041)
Interest expense	109,591	115,735	25,386	30,514
Income before taxes	2,675,649	2,087,504	1,264,327	704,343

Income tax expense	531,056	750,592	36,616	253,751
Net Income	$2,144,593	$1,336,912	$1,227,711	$450,592

Basic and Diluted Net Income Per Common
Share After Dividend Requirements For Preferred
Stock	$0.11	$0.07	$0.06	$0.02

Weighted average number of common shares
outstanding used to calculate
basic earnings per share	17,688,999	17,569,744	17,760,685	17,604,342

Weighted average number of common and
equivalent shares outstanding used to calculate
diluted earnings per share	20,134,777	19,262,742	20,187,339	19,377,512

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
ASSETS
Cash and equivalents	$152,979	$100,000
Receivables, net	4,641,798	4,294,810
Inventories, net	7,010,536	7,914,613
Prepaid expenses	885,391	582,676
Total current assets	12,690,704	12,892,099

LONG TERM ASSETS
Property and equipment, net	2,000,906	1,873,260
Amortizable Intangible Assets, net	404,273	357,341
Intangible Assets	477,328	477,328
Goodwill	67,511	67,511
Deposits and Other assets	73,524	1,675
Total long term assets	3,023,542	2,777,115

Total assets	$15,714,246	$15,669,214

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$228,941	$276,890
Accounts payable	784,900	1,582,849
Other Accrued expenses	713,531	571,858
Total current liabilities	1,727,372	2,431,597

LONG TERM LIABILITIES
Long-term debt - less current portion above	645,203	876,248
Revolving line of credit	2,083,966	3,267,170
Deferred income taxes	362,753	333,834
Total long term liabilities	3,091,922	4,477,252

Total liabilities	4,819,294	6,908,849
Stockholders' Equity	10,894,952	8,760,365

Total liabilities and stockholders' equity	$15,714,246	$15,669,214